Filed Pursuant to Rule 433
Registration No. 333-232144

Issuer:Barclays Bank PLC Tenor:Approximately 21 months Callable Contingent Coupon Notes Fact Sheet | March 4, 2021 Hypothetical Payment at Maturity Reference Assets:The S&P 500 Index (Bloomberg ticker: “SPX <Index>”), the Russell 2000 Index (Bloomberg ticker: “RTY <Index>”) and the Nasdaq-100 Index (Bloomberg ticker: “NDX <Index>”) (each, a 'Reference Asset') Barrier Value:For each Reference Asset, 65.00% of its Initial Value Coupon Barrier Value:For each Reference Asset, 75.00% of its Initial Value Contingent Coupon Amount:$8.333 per month (based on 10.00% per annum rate), to be determined on the Initial Valuation Date. Selected Structure Definitions Early Redemption at the Option of the Issuer: Contingent Coupon: Payment at Maturity: Redemption The notes cannot be redeemed for the first three months after the Issue Date. We may redeem the Notes (in whole but not in part) at our sole discretion without your consent on any Call Valuation Date a cash payment per $1,000 principal amount of notes on the related Call Settlement Date equal to the Redemption Price. No further amounts will be payable on the notes after the Call Settlement Date. If, on any Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Coupon Barrier Value, you will receive a Contingent Coupon equal to the Contingent Coupon Amount on the related Contingent Coupon Payment Date. Otherwise, you will not receive a Contingent Coupon on such date. CUSIP / ISIN: 06748EAZ6 / US06748EAZ60 Initial Value: The Closing Value of the Reference Assets on the Initial Valuation Date. Final Value: The Closing Value of the Reference Assets on the Final Valuation Date. Initial Valuation Date: March 15, 2021 Issue Date: March 18, 2021 Final Valuation Date: December 15, 2022 Maturity Date: December 20, 2022 per $1,000 principal amount of notes (in addition to any Contingent Coupon that may be payable on such date) equal to: If the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, $1,000 per $1,000 principal amount note If the Final Value of the Least Performing Reference Asset is less than its Barrier Value, an amount calculated as follows: $1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset] If the notes are not redeemed prior to scheduled maturity, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will be fully exposed to the decline of the Least Performing Reference Asset from its Initial Value. You may lose up to 100.00% of the principal amount of your notes at maturity. Price:$1,000 per $1,000 principal amount note that you hold, plus the Contingent Coupon that will otherwise be payable on the Call Settlement Date. All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated March 1, 2021 (the 'Pricing Supplement'). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control. The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment on the notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement.

In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement. Other Information This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink: https://www.creativeservices.barclays/docs/200007927/06748EAZ6.pdf You may access the prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of the notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes.